Rule 424(b)(3)
                                          File Nos. 333-114270 and 333-114270-03
PRICING SUPPLEMENT NO. 3 DATED June 21, 2004
(To Prospectus and Prospectus Supplement Dated April 21, 2004)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series M
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                           Fixed Rate Notes


Trade Date:                June 15, 2004                      Book Entry:    |X|
Issue Price:               96.35%                             Certificated:  |_|
Original Issue Date:       June 25, 2004 Principal Amount:           $12,500,000
Stated Maturity Date:      June 25, 2029 Net Proceeds:               $12,043,750
Interest Rate:             6.15%        Specified Currency:         U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest Payment Dates: Monthly on the 25th day of each month, commencing on July 25, 2004
Record Dates: Monthly on the 10th  day of each month

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:  June 25, 2009           Optional Repayment Dates:
     Initial Redemption Percentage:  100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

     Additional/Other Terms: The notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to the Holder







     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Home Loans. As of March 31, 2004, Countrywide Financial Corporation had no secured indebtedness outstanding, and Countrywide Home Loans had $1,490,297,721 aggregate principal amount of secured indebtedness outstanding, including $148,217 of intercompany borrowings. As of that date, Countrywide Home Loans had $21,408,135,935 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates. You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.